UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 16, 2011

NEXAIRA WIRELESS INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53799
(Commission File Number)

20-8748507
(IRS Employer Identification No.)

#1404 – 510 West Hastings Street, Vancouver, BC V6B 1L8
(Address of principal executive offices and Zip Code)

(604) 682-5629
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 16, 2011, Nexaira, Inc., our subsidiary, entered into a Loan Agreement with Centurion Credit Funding LLC (the ‘Lender”), pursuant to which the Lender provided a $300,000 bridge loan (the “Bridge Loan”) and up to a $2.2 million revolving purchase order financing loan (the “Revolving Loan”). The maturity date for the Bridge Loan is October 24, 2011 and the maturity date for the Revolving Loan is May 16, 2012. We executed the Loan Agreement solely in connection with the conversion provisions of the Loan Agreement, pursuant to which any obligations (including any accrued interest and fees) owing under the Loan Agreement are convertible into shares of our common stock at an conversion price equal to seventy (70) percent of the weighted average sale price per share over the thirty (30) day period prior to the conversion date.

Outstanding advances under the Bridge Loan and the Revolving Loan bear interest at the rate of 36% per annum. Following the occurrence and during the continuance of an event of default advances bear interest at the rate of 46% per annum.

The Revolving Loan provides for advances for inventory in an amount equal to the initial deposit required by a supplier in connection with the manufacture or supply of inventory (a “Deposit Revolving Advance”). Any outstanding balance of any Deposit Revolving Advance is due and payable on the earlier of receipt of funds from the applicable customer or 120 days after the making of such Deposit Revolving Advance. The Revolving Loan also provides for advances in an amount equal to the remaining amount due to a supplier for inventory manufactured or supplied by such supplier (a “Balance Revolving Advance”). Any outstanding balance of any Balance Revolving Advance shall be due and payable on the earlier of receipt of funds from the applicable customer or 60 days after the making of such Balance Revolving Advance.

Maturity of the Bridge Loan and the Revolving Loan may be accelerated if there is an event of default, as that term is defined in the Loan Agreement.

In connection with the Loan Agreement, we and our subsidiaries, Nexaira, Inc. and Nexaira Wireless (BC) Ltd., granted security over all of our assets. We and our subsidiary, Nexaira Wireless (BC) Ltd., guaranteed repayment of all obligations owing under the Loan Agreement.

Also in connection with the Loan Agreement, we issued share purchase warrants to the Lender to acquire up to 15 million shares of our common stock, 4 million of which are immediately exercisable and 11 million of which become exercisable as to 1 million per month beginning on June 16, 2011 provided that there remains unpaid amounts under the Loan Agreement. All warrants become immediately exercisable if there is an event of default, as that term is defined in the Loan Agreement. Upon repayment of all obligations under the Loan Agreement, all share purchase warrants that have not yet become exercisable will expire. All warrants will be exercisable for a period of three years from the date that such warrants become exercisable. The exercise price is equal to the $0.10 subject to adjustment from time to time.

Please review the Loan Agreement, Security Agreement, Guaranty Agreement and Warrant, filed as exhibits to this Current Report on Form 8-K, for a complete description of all of the terms and conditions of the private placement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 for details.

3.02 Unregistered Sales of Equity Securities.

On May 16, 2011, we entered into the Loan Agreement, pursuant to which any obligations (including any accrued interest and fees) owing under the Loan Agreement are convertible into shares of our common stock at an conversion price equal to seventy (70) percent of the weighted average sale price per share over the thirty (30) day period prior to the conversion date. The maturity date for the Bridge Loan is October 24, 2011 and maturity date for the Revolving Loan is May 16, 2012.

In connection with the Loan Agreement, we issued share purchase warrants to the Lender to acquire up to 15 million shares of our common stock, 4 million of which are immediately exercisable and 11 million of which become exercisable as to 1 million per month beginning on June 16, 2011 provided that there remains unpaid amounts under the Loan Agreement. All warrants become immediately exercisable if there is an event of default, as that term is defined in the Loan Agreement. Upon repayment of all obligations under the Loan Agreement, all share purchase warrants that have not yet become exercisable will expire. All warrants will be exercisable for a period of three years from the date that such warrants become exercisable.

The Lender is an accredited investor (as that term is defined in Rule 501 of Regulation D, promulgated under the Securities Act of 1933, as amended), and in entering into the Loan Agreement and issuing the share purchase warrants described above, we relied on the registration exemption provided for in Rule 506 of Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended.

We also agreed to issue 350,000 warrants at an exercise price $0.15 per share to Reedland Capital Partners, as a commission in connection with the Loan Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Loan Agreement, dated May 16, 2011, between Nexaira, Inc. and Centurion Credit Funding LLC.
10.2	Security Agreement between Nexaira Wireless Inc. and Centurion Credit Funding LLC.
10.3	Security Agreement between Nexaira Wireless (BC) Ltd. and Centurion Credit Funding LLC.
10.4	Guaranty Agreement between Nexaira Wireless Inc. and Centurion Credit Funding LLC.
10.5	Guaranty Agreement between Nexaira Wireless (BC) Ltd. and Centurion Credit Funding LLC.
10.6	Warrant, dated May 16, 2011 issued to Centurion Credit Funding LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXAIRA WIRELESS INC.

By:	“Ralph Proceviat”

Name:	Ralph Proceviat
Title:	Chief Financial Officer
Dated:	May 19, 2011